EXHIBIT 16.1

FORM 8-K ATTACHMENT - CHANGE OF ACCOUNTANTS’ LETTER

August 6, 2021

Securities and Exchange

Commission 100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Gene Biotherapeutics, Inc. under Item 4.01 of its Form 8- K dated August 6, 2021 We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Gene Biotherapeutics, Inc. contained therein.

Very truly yours,

 Marcum LLP